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                                                                   EXHIBIT 10.44

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement and Release of Claims ("Agreement") is made by and between CRITICAL PATH, INC. (the "Company"), and Paul H. Bartlett ("Executive") (collectively referred to herein as the "Parties") and dated as of August 31, 2003 (the "Effective Date").

         WHEREAS, Executive has been employed by the Company pursuant to a signed Offer Letter dated April 8, 2002 ("Employment Agreement") under which he was hired as EVP, Corporate Development;

         WHEREAS, in February 2003, Executive was appointed Chief Financial Officer and on August 1, 2003 Executive was appointed Chief Operating Officer;

         WHEREAS, Executive is, at the request of the Company, relocating to Dublin, Ireland; and

         WHEREAS, in Executive and Company hereby agree to amend certain terms and conditions of such Employment Agreement;

         NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Modification of Position. Executive is and shall be Chief Operating Officer and Chief Financial Officer, shall report to the Chairman and Chief Executive Officer (the "CEO") and shall serve on an at-will basis at the pleasure of the CEO and the Company's Board of Directors.

2. Location of Employment. As of September 1, 2003, Executive shall relocate to the Company's Dublin, Ireland offices. It is presently anticipated that the Employee shall continue to work out of the Dublin, Ireland office until no later than June 30, 2004.

3. Compensation. As of September 1, 2003, Executive's base salary shall be $200,000.

4. Reimbursement of Expenses. Until the first to occur of (a) June 30, 2004 or (b) until (i) Executives employment is terminated and (ii) Executive obtains other full time employment, the Company shall reimburse (or directly pay to the vendor) for reasonable expenses as follows:

         A. Housing Allowance not to exceed $217 per day, or $6,500 per month.

         B. Meals and Incidentals Allowance not to exceed $100 per day, or $3,000 per month.

         C. Health Insurance Coverage (through August 31, 2004) that may be used in both Ireland and the US.

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         D.       Qualifying moving expenses not to exceed $25,000 per move (up to 2 moves, California to Ireland and Ireland to California).

         E. Airline Tickets (2 sets of round trip airline tickets for 5 people between San Francisco, California and Dublin, Ireland),

5. Tax Equalization. Depending on the length of your stay in the host country, and a combination of other factors, you may incur additional foreign tax liabilities as a result of this international assignment. It is the Company's intention to minimize your tax cost (within certain limitations) to an amount approximately equal to what you would have paid had you not received allowances for working overseas. To this end, the Company will use best efforts to work with you and its tax advisors to achieve tax equalization for the tax year the assignment begins through the end of the calendar year after your assignment ends. Tax equalization is limited to income associated with your international assignment. While an assignee is equalized on personal and salary income, certain items, such as the tax on the gain of the sale of a home, will not be included. Income tax on any income earned outside of the assignment will be your responsibility.

6. Amendment of Employment Agreement. The following provisions shall be added to Executive's Employment Agreement. All capitalized terms shall have the meaning given to them in the Employment Agreement:

A. If, prior to a Change of Control, Executive's employment is terminated by the Company other than for Cause), or if Executive resigns for Good Reason, then the Company will provide Executive with salary continuation until the first to occur of (i) nine (9) months following Executive's termination date, or (ii) Executive obtains other regular employment; provided, however that to the extent that such other employment is for a salary less than $270,000 per year ($22,500 per month), such salary continuation shall continue for the remainder such nine
(9) month period to the extent of the difference between $22,500 per month and the salary from such other employment.

B. Notwithstanding anything set forth to the contrary in the Change of Control Severance Agreement dated as of May 29, 2003 between the Company and Executive (the "C of C Agreement"), it is understood and agreed that the Executive's annual base salary referred to in Section 4(a)(1) of the C of C Agreement shall be deemed to be $270,000 for purposes of such Section.

6. Governing Law. This Agreement shall be governed by the internal laws of the State of California without reference to its conflict of laws rules.

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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth on the first page of this Agreement.

Dated: As of August 31, 2003              By /s/ William E. McGlashan, Jr.
                                            ----------------------------------
                                            Name:  William E. McGlashan, Jr.
                                            Title: Chairman and CEO

Dated: As of August 31, 2003              By /s/ Paul H. Bartlett
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                                                 Paul H. Bartlett, Personally